Exhibit 10.21

FORM OF

BANKRATE, INC.

SENIOR EXECUTIVE ANNUAL BONUS PLAN

1.	Purpose

This Senior Executive Annual Bonus Plan (the “Bonus Plan”) is intended to provide an incentive for superior work and to motivate eligible executives of Bankrate, Inc. (the “Company”) and its subsidiaries toward strong achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives. The Bonus Plan is for the benefit of Covered Executives (as defined below).

2.	Administration

Subject to applicable law and regulation, the Board of Directors of the Company (the “Board”) or a committee of the Board (the “Committee”) shall have the sole discretion and authority to administer and interpret the Bonus Plan (the Board or Committee, as applicable, that administers and interprets the Bonus Plan, the “Administrator”).

3.	Covered Executives

From time to time, the Administrator may select certain key executives of the Company (the “Covered Executives”) to be eligible to receive bonuses hereunder.

4.	Bonus Determinations

(a) A Covered Executive may receive a bonus payment under the Bonus Plan based upon the attainment of performance objectives which are established by the Administrator and relate to financial, operational or other metrics with respect to the Company or any of its subsidiaries or divisions (the “Performance Goals”), including but not limited to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis (basic or fully diluted); return on equity, investment, capital or assets; one or more operating ratios such as earnings before interest, taxes and/or depreciation and amortization; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; free cash flow, cash flow, return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; stock price; earnings per share; shareholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); economic value added; strategic business criteria, consisting of one or more objectives based on meeting specific market penetration, geographic business expansion goals, facility construction or completion goals, geographic facility relocation or completion goals, cost targets, customer satisfaction, supervision of litigation or information technology; joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings.

(b) Except as otherwise set forth in this Section 4(b) or determined by the Administrator: (i) any bonuses paid to Covered Executives under the Bonus Plan shall be based upon bonus formulas that tie such bonuses to one or more performance objectives relating to the Performance Goals, (ii) bonus formulas for Covered Executives shall be adopted in each performance period by the Administrator (generally, for performance periods of one year or more, no later than 90 days after the commencement of the performance period to which the Performance Goals relate), and (iii) no bonuses shall be paid to Covered Executives unless and until the Administrator makes a certification with respect to the attainment of the performance objectives. Notwithstanding the foregoing, the Company may pay bonuses (including, without limitation, discretionary bonuses) to Covered Executives under the Bonus Plan based upon such other terms and conditions as the Administrator may in its discretion determine.

5.	Bonus Payment

The payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive’s employment by the Company on the last day of the performance period; provided, however, that the Administrator may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a Covered Executive’s termination of employment, retirement, death or disability, or as may be required by an individual employment or similar agreement.

6.	Amendment and Termination

The Board reserves the right to amend or terminate the Bonus Plan at any time in its sole discretion. Any amendments to the Bonus Plan shall require stockholder approval only to the extent required by any applicable law, rule or regulation.

7.	No Employment Rights

Nothing in the Bonus Plan shall confer upon any Covered Executive the right to continue in the employ of the Company or affect any right which the Company may have to terminate such employment.

8.	Stockholder Approval

No bonuses shall be paid under the Bonus Plan unless and until the Company’s stockholders shall have approved the Bonus Plan. The Bonus Plan will be submitted for the approval of the Company’s stockholders after the initial adoption of the Bonus Plan by the Board.

9.	Required Taxes

No later than the date as of which an amount first becomes includible in the gross income of a Covered Executive for federal, state, local or foreign income or employment or other tax purposes with respect to any award under the Bonus Plan, such Covered Executive shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Bonus Plan shall be conditional on such payment or arrangements, and the Company and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Covered Executive.

10.	Governing Law

All questions concerning the construction, interpretation and validity of the Bonus Plan shall be governed by and construed and enforced in accordance with the domestic laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. In furtherance of the foregoing, the internal law of the State of

Florida will control the interpretation and construction of this Bonus Plan, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

11.	Term of Plan

The Bonus Plan shall become effective as of [—], 2011. The Bonus Plan shall expire on the earliest to occur of: (a) the first material modification of the Bonus Plan (as defined in Treasury Regulation Section 1.162-27(h)(1)(iii)); (b) the first meeting of the Company’s stockholders at which members of the Board of Directors of the Company are to be elected that occurs after the close of the third calendar year following the calendar year in which occurred the first registration of an equity security of the Company under Section 12 of the Securities Exchange Act of 1934, as amended; or (c) such other date required by Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (including without limitation Treasury Regulation Section 1.162-27(f)(2)). The Bonus Plan is intended to be subject to the relief set forth in Treasury Regulation Section 1.162-27(f)(1) and shall be interpreted accordingly.

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